FOR IMMEDIATE RELEASE	Contacts:	Media Relations
Tina Barry, (972) 673-7931 Greg Artkop, (972) 673-8470
Investor Relations Aly Noormohamed, (972) 673-6050

DR PEPPER SNAPPLE GROUP NAMES JOYCE ROCHÉ
TO BOARD OF DIRECTORS

PLANO, Texas (Feb. 10, 2011) – Dr Pepper Snapple Group, Inc. (NYSE:DPS) today announced that Joyce M. Roché has joined the company’s board of directors, effective today.

Ms. Roché, 63, most recently served as president and CEO of Girls Inc. until her retirement in 2010. Previously, she was president and chief operating officer of Carson Products Company and vice president of global marketing at Avon Products, Inc.

“Joyce’s broad range of executive management and marketing experience makes her an asset to any board,” said Wayne R. Sanders, chairman of the board of Dr Pepper Snapple. “She has a tremendous track record in the consumer packaged goods industry, and her nearly decade-long leadership in the nonprofit sector brings an important new perspective to the DPS board that will serve our company well.”

Ms. Roché is a graduate of Dillard University in New Orleans and holds an MBA from Columbia University. She also is an alumnus of Stanford University’s Senior Executive Program and holds honorary doctorate degrees from Dillard University and North Adams State College. In addition to the DPS board, she currently sits on the boards of AT&T Inc., Tupperware Corp., Macy’s Inc., and The Association of Governing Boards of Universities and Colleges. She is also the chair of the Board of Trustees for Dillard University.

About Dr Pepper Snapple
Dr Pepper Snapple Group, Inc. (NYSE: DPS) is the leading producer of flavored beverages in North America and the Caribbean. Our success is fueled by more than 50 brands that are synonymous with refreshment, fun and flavor. We have 6 of the top 10 non-cola soft drinks, and 9 of our 12 leading brands are No. 1 in their flavor categories. In addition to our flagship Dr Pepper and Snapple brands, our portfolio includes Sunkist soda, 7UP, A&W, Canada Dry, Crush, Mott’s, Squirt, Hawaiian Punch, Peñafiel, Clamato, Schweppes, Venom Energy, Rose’s and Mr & Mrs T mixers. To learn more about our iconic brands and Plano, Texas-based company, please visit www.drpeppersnapple.com.

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